DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made this _______ day of October 2014, between Principal Life Insurance Company (“Principal”), a life insurance company organized under the laws of the State of Iowa, and Princor Financial Services Corporation (“Princor”), an affiliate of Principal organized under the laws of the State of Iowa.
WITNESSETH
WHEREAS, Principal has established Separate Account B (“Separate Account”) and registered such Separate Account as an investment company under the Investment Company Act of 1940 to fund variable annuity contracts issued by Principal Life Insurance Company;
WHEREAS, Princor is registered with the Securities and Exchange Commission (“SEC”) as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”); and
WHEREAS, Principal desires to issue certain variable annuity contracts (collectively, the “Contracts”) with respect to the Separate Account which will be sold and distributed by and through Princor, and Princor is willing to sell and distribute such Contracts under the terms and conditions stated herein. The Contracts include, without limitation, those listed on Schedule A, attached hereto and incorporated herein by this reference, as it may be amended from time to time.
NOW, THEREFORE, the parties agree as follows:
1. Principal hereby appoints Princor as the principal underwriter of the Contracts issued with respect to the Separate Account, and Princor agrees to use its best efforts to sell and distribute the Contracts through its registered representatives or through other broker-dealers registered under the Securities and Exchange Act of 1934 whose registered representatives are authorized by applicable law to sell variable annuity contracts.
2. All payments and other monies payable upon the sale, distribution, renewal or other transaction involving the Contracts shall be the property of and be paid or remitted directly to Principal, and Principal shall retain all such payments and monies for its own account except to the extent such payments and monies are allocated to the Separate Account. Princor shall not be deemed to have any interest in such payments.
3. For the administrative convenience of the parties, Principal shall:
(a)    pay to the registered representatives of Princor the commissions earned on the sale, distribution, renewal or other transaction involving the Contracts as determined in the applicable commission schedule(s), and provide Princor with accurate records of all such commissions paid on its behalf; and

(b)    pay to broker-dealers with which Princor has entered into a Selling Agreement for the distribution of the Contracts any applicable dealer allowance or other compensation as provided in such Selling Agreement, and provide Princor with accurate records of all such payments paid on its behalf.

4. Principal shall pay to Princor an amount equal to the expenses incurred by Princor in the performance of this Agreement, so long as both parties mutually agree on the respective expenses being appropriate for reimbursement.
5. Princor shall be solely responsible for the supervision and control of the conduct and activities of its registered representatives with regard to the sale and distribution of the Contracts.
6. Principal shall assume the responsibility, including the costs thereof, for all administrative and legal functions pertaining to the Contracts not otherwise specifically assumed by Princor in this Agreement including, but not limited to, the following: the preparation, printing and filing of prospectuses; the development, filing and compliance with federal and state securities laws and regulations of the Separate Account; contract development; SEC registration; filing and compliance with state insurance laws and regulations; underwriting; contract issue and contract owner service functions; developing sales and promotional material; and providing training on the Contracts to sales representatives and others as appropriate.
7. Principal will prepare and maintain all the books and records in connection with the offer and sale of variable annuity contracts, which are required to be maintained and preserved in accordance with applicable securities law. All such books and records are to be maintained and held by Principal on behalf of and as agent for the broker-dealer whose property they are and shall remain. All such books and records will be made available for inspection by the SEC, FINRA or other regulators at all times.
8. Principal shall send to each contract owner or such other person as appropriate a confirmation as required by law or regulation of any transaction made with respect to the Contracts which shall reflect the true facts of the transaction and show that confirmation of the transaction is being sent on behalf of the broker-dealer.
9. Princor and Principal may enter into agreements with other broker-dealers duly licensed under applicable federal and state laws and with their affiliated general agencies, if any, for the sale and distribution of the Contracts. The commission payable to registered representatives on the sale of Contracts thereunder may not exceed the amount shown on the applicable commission schedule(s), which must be approved by Princor and Principal.
10. Anti-Money Laundering and Know Your Customer Compliance: The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act

(collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and the applicable rules and regulations as they now exist and as they may be amended in the future. Princor represents and warrants that, in compliance with applicable laws, regulations and rules, (i) it has adopted a customer identification program consistent with the applicable rules and further covenants and agrees that it will verify the identity of each of its customers who purchases a Contract through Princor’s registered representatives and provide for screening all new and existing Princor customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the law, (ii) it will provide ongoing AML training to Princor registered representatives and associated persons, (iii) it will adopt all necessary internal policies, procedures and controls to ensure compliance with the AML Acts, and all applicable rules and regulations, and (iv) Princor’s AML program will be audited as required and steps will be taken to address any deficiencies identified. Princor and Principal further acknowledge that they have current 314(b) notices on file with FinCEN in accordance with section 314(b) of the USA Patriot Act and agree to refile such notices annually (or as otherwise required to remain current in accordance with applicable regulations) during the term of this Agreement.
11. Princor shall use commercially reasonable efforts to inform and train its registered representatives on compliance with the prospectus delivery requirements under the 1933 Act. In addition, Princor shall use commercially reasonable efforts to train and instruct its registered representatives to not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, in accordance with the suitability requirements of the 1934 Act and FINRA Rule 2111 as the same may be amended or interpreted from time to time. Each application shall be approved by one of the Princor’s registered principals, in accordance with all applicable FINRA rules.
 Princor shall ensure that its registered representatives shall not make recommendations to purchase a Contract except in accordance with the suitability and disclosure requirements set forth in any state insurance law or regulation applicable to Princor governing the offer and sale of Contracts, including any state law or regulation governing sales to the public in general (e.g. consumer protection laws or regulations, unfair trade practices, annuity disclosure regulations) or to senior citizens.
12. Principal agrees to indemnify and hold Princor, its partners, controlling persons, officers, directors, shareholders, members, affiliates, employees and agents harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney's fees and expenses), to which Princor may become subject in connection with Principal's performance under this agreement.
13. This Agreement may be terminated by either party upon 60 days prior written notice.

Princor shall promptly notify the SEC of any such termination.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the day and year written above.

PRINCIPAL LIFE INSURANCE COMPANY

By:_____________________________________
Sara Wiener, Assistant Vice President -
Principal Life Insurance Company

PRINCOR FINANCIAL SERVICES CORPORATION

By:_____________________________________
Traci Weldon, Vice President and Chief
Compliance Officer -
Princor Financial Services Corporation

SCHEDULE A

VARIABLE ANNUITY CONTRACTS FOR WHICH
PRINCOR SERVES AS PRINCIPAL UNDERWRITER

Principal Pivot Series Variable Annuity
Principal Investment Plus Variable Annuity
Principal Lifetime Income Solutions Variable Annuity
Principal Freedom Variable Annuity 2

Any new Principal variable annuity contract for which the parties both agree to have Princor serve as the principal underwriter.

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